Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-139576) and Form S-8 (No. 333-126978) of Veri-Tek International Corp. of our report dated April 9 2007, which report appears in the December 31, 2006 Annual Report on Form 10-K of Veri-Tek International Corp.

/s/ UHY LLP
UHY LLP

Sterling Heights, Michigan

April 9, 2007